                                                                    Exhibit 12.1


                 Computation of Earnings to Fixed Charges Ratio
                             (Dollars in thousands)



                                                                                                    Nine Months Ended
                                                          Year Endeds December 31,                     September 30,
                                            ---------------------------------------------------- -------------------------
                                              1992      1993      1994      1995       1996          1996         1997
                                                                                                 (unaudited)   (unaudited)
Fixed charges:
Interest expense                             $   103   $   103   $   279   $   632   $    1,292       $   941     $  2,322
Capitalized interest                               -         -         -       134          255           168            -
Amortization expense                               -         -         -         -            -             -            -
Interest portion of rent expense                   -         -       103       104          224           141          280
                                            --------  --------  --------  --------   ----------    ----------   ----------
  Total fixed charges                        $   103   $   103   $   382   $   870   $    1,771        $1,250     $  2,602
                                            ========= ========= ========= ========= ============ ============= ============
Earnings:
Pre-tax income (loss)                       $     42    $1,659    $2,541    $5,019   $    6,801(2)     $4,523     $(1,443)
Fixed Charges                                    103       103       382       870        1,771         1,250        2,602
Capitalized interest                               -         -         -     (134)        (255)         (168)            -
                                            --------  --------  --------  --------   ----------    ----------   ----------
  Total earnings                             $   145    $1,762    $2,923    $5,755   $    8,317        $5,605     $  1,159
                                            ========= ========= ========= ========= ============ ============= ============

Ratio of earnings to fixed charges              1.4x     17.1x      7.7x      6.6x         4.7x          4.5x         -(3)
                                            ========= ========= ========= ========= ============ ============= ============



                                                           Pro Forma (1)
                                           -----------------------------------------
                                           Year Ended    Nine Months   Twelve Months
                                            December        Ended         Ended
                                               31,      September 30,  September 30,
                                           ------------ --------------- ------------
                                               1996          1997          1997
                                            (unaudited)  (unaudited)    (unaudited)
Fixed charges:
Interest expense                               $12,022       $   8,987      $11,991
Capitalized interest                               255               -           87
Amortization expense                               370             278          370
Interest portion of rent expense                   673             602          772
                                            ----------    ------------    ---------
  Total fixed charges                          $13,320       $   9,867      $13,220
                                            ===========   =============   =========

Earnings:
Pre-tax income (loss)                        $     189        $(1,571)     $  (561)
Fixed Charges                                   13,320           9,867       13,220
Capitalized interest                             (255)               -         (87)
                                            ----------    ------------    ---------
  Total earnings                               $13,254        $  8,296      $12,572
                                            ===========   ============   ==========

                                            ===========   =============  ===========
Ratio of earnings to fixed charges                  --(4)         -(5)         -(6)
                                            ===========   =============  ===========




(1) Adjusted to give effect to the Transactions as if the Transactions had occurred at the beginning of the period presented.

(2) Adjusted to exclude writedown of $495,000 to the carrying value of the Company's former principal fabrication facility.


(3) Earnings were insufficient to cover fixed charges by approximately $1.4 million.

(4)  Earnings were  insufficient to cover fixed charges by approximately $66,000

(5) Earnings were insufficient to cover fixed charges by approximately $1.6 million.

(6)  Earnings  were   insufficient  to  cover  fixed  charges  by  approximately
     $648,000.